Exhibit 99.1

McEWEN MINING: Q2 2023 RESULTS

TORONTO, August 10h, 2023 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reported its second quarter (Q2) and half year (H1) results for the period ended June 30th, 2023.

“The year started with operational challenges at both Gold Bar and San José. San José appears to have turned the corner and we are confident that the plan in place for Gold Bar will do the same. Fox Complex has delivered another solid quarter and we expect even better results in the second half of the year. We thank our operating teams for their hard work. The story at Los Azules keeps getting better and better! With a strong financing, an updated Preliminary Economic Assessment (PEA) showing robust economics, unparalleled partners in Rio Tinto (through Nuton) and Stellantis, and potentially game changing copper leaching technology, we could see Los Azules provide a model for how the mine of the future should look,” said Rob McEwen, Chairman and Chief Owner.

Second Quarter Highlights and Building Our Future:

•	Fox Complex: Record daily mill throughput of 1,250 tonnes per day, generating $6 million in cash gross profit in Q2. Sustained higher throughput and improved grade expected to result in stronger production and margins in H2.

•	San José: Production increased 54% with cash costs/oz declining 24% compared to Q1, as the revised mine plan continues to be executed.

•	Gold Bar: Higher mining rates and gold grades, together with faster recovery and lower strip ratio from the Pick deposit setting stage for improved production and margins in H2/23 and beyond. Higher costs/oz during Q2 included the additional costs associated with the heap leach pad expansion, which is expected to be completed in Q3.

•	Fenix Project: We continue to advance towards a formal construction decision. During the quarter, we initiated a sonic drilling campaign, advanced permitting applications and engaged a project manager.

•	McEwen Copper: PEA for the Los Azules copper project issued in June 2023 with NPV8% of $2.7 Billion and payback period of 3.2 years, assuming a copper price of $3.75/lb. Based on the financing closed in Q1/23, our 52% ownership of McEwen Copper has now an implied value of $285 million, which is equal to 67% of our current market capitalization.

•	Early retirement of $25 million or 39% of our outstanding debt in Q2; reduction of debt service of $2.2 million annually.

•	We continued our safety track record of no lost time incidents at our 100% owned operating mines during Q2.

•	Exploration update across the portfolio to be delivered later in Q3.

Mr. McEwen continued, “At McEwen Mining, quarterly production from our mines delivered a marked improvement in terms of ounces produced over Q1. At the Fox Complex its AISC was 8% lower than the comparable period in 2022. Gold Bar continued with high costs per ounce, however we expect to see much better performance in H2 as a result of a lower strip ratio and increased mined ore grades. At San José production got back on track in Q2. We anticipate all our mines will deliver stronger results in H2 and finish the year in line with our production guidance.

McEwen Mining Inc.	Page 1

We are advancing two important development projects, at the Fox Complex in Canada and at the Fenix project in Mexico, both designed to extend the mine lives by 9 years.

Our biggest single asset with the greatest near-term potential to increase our share value is our 52% owned subsidiary McEwen Copper. Given my long association with gold, I view non-gold deposits in terms of their gold equivalent value. McEwen Copper’s most advanced property is its large Los Azules copper project. On June 20th we published an updated PEA for Los Azules. Using the numbers of this PEA and a copper gold ratio of 500 to 1 (500 lbs of copper currently have the value of 1 oz of gold), Los Azules has a resource base equivalent to a 75 million ounce gold deposit with annual gold equivalent production of 800,000 oz in the 1st 5 years, 644,000 oz over the following 22 years, low production costs of $535/oz cash costs and $820/oz AISC, generating the payback of its $2.5 Billion initial capex in 3.2 years (based on a $3.75/lb copper price). Notably, these impressive results are achieved from extracting the economically mineable portion representing just about one third of the current resource estimate, as determined by the present PEA.

Moreover, by implementing a sustainable approach, this potentially multi-generational asset could become a model for mines of the future. Compared to conventional copper mines, Los Azules is designed with a much lighter impact on the environment, emitting 1/3 the carbon initially to zero by 2038, utilizing ¼ the water, 100% powered by renewable energy sources, and producing sustainable copper cathode.

Investing with us in the future of Los Azules are two global companies, Rio Tinto and Stellantis (through their respective subsidiaries), the world’s 2nd largest mining company and the world’s 4th largest automaker, each owning 14.2% of McEwen Copper.

The updated Los Azules PEA surpasses the 2017 assessment in key areas, including: 1. Superior financial metrics, 2. Larger copper resource estimate, 3. Significantly lower water consumption and greenhouse-gas emission, 4. Substantial decrease in electricity consumption and 5. A design optimized for permitting and development in the next 5 years. We are now focused on our next milestone, which is to deliver a final Feasibility Study by late 2024 - early 2025.

We have invested heavily in exploration and the results have been most encouraging, particularly at Los Azules, where the resource base increased by 27%, and at the Fox Complex, where the results allow us to see the potential for significant increase in mine life. These large investments in exploration are treated on our income statement as expenses and are the primary reason for our consolidated loss this quarter. We will continue to report losses in McEwen Copper until Los Azules has reached a stage where costs can be capitalized under US accounting rules.”

Financial Results

Notice to reader: Under US GAAP, McEwen Mining consolidates 100% of the accounts of its fully owned and majority owned subsidiaries in its reported financial results, including McEwen Copper. Entities over which we exert significant influence but do not control (such as Minera Santa Cruz S.A. [MSC], the operator of the San José mine) are presented as an equity investment on our balance sheet.

Our cash gross profit(1) was $4.8 million and our gross loss in Q2 was $3.5 million, compared to a gross profit of $4.2 million and cash gross profit of $7.7 million in Q2 2022. Cash gross profit or loss excludes the non-cash depreciation included in the gross profit or loss. During Q2, gross loss was impacted by lower grades and longer recovery times at our Gold Bar mine operations, which are expected to reverse in H2, based on anticipated 25% higher mined grades, faster recoveries and a 33% lower strip ratio. This should result in higher production and improved margin expansion. Our gross loss was also impacted by an increase in non-cash depreciation rates at Gold Bar resulting from a reduction in our mineral reserve base at the end of Q4 2022. Our Fox Complex operations generated a $6.0 million cash gross profit in Q2, and we expect to build on this momentum during the second half of the year, as we mine higher grade material and maintain our higher mill throughput.

McEwen Mining Inc.	Page 2

Adjusted net loss(1) was $13.0 million, or $0.27 per share in Q2, compared to $1.9 million, or $0.04 per share in Q2 2022. Adjusted net income or loss is a new non-GAAP financial measure intended to provide readers with a metric to evaluate our 100% owned precious metal business, therefore excluding McEwen Copper, with its copper assets (52% owned), and MSC, operator of the San José mine (49% owned). Together with our gross loss described above, we also invested $7.1 million in exploration and advanced project expenses, primarily at our Fox Complex operations, where we continue to develop our Stock West project. Exploration expenditures at Fox Complex are expected to decrease in the second half of the year as we complete our flow-through expenditure commitments.

We reported a consolidated net loss of $21.6 million, or $0.46 per share in Q2, compared to $12.5 million, or $0.26 per share in Q2 2022. This was driven by an investment of $28.5 million in our Los Azules project to complete our 2022-2023 drilling program and publish our updated PEA, which we expensed under US GAAP. As we progress towards feasibility at Los Azules, we expect to continue to report losses until we meet the US GAAP requirements for capitalization, which typically require a feasibility study establishing a mineral reserve estimate and permitting. As a result of our $130 million investment in exploration since 2021, we have increased the implied valuation of McEwen Copper on a 100% basis from $257 million to over $550 million.

Liquidity and Capital Resources

Consolidated cash and equivalents increased to $84.6 million(2) at the end of Q2 from $39.8 million at the end of 2022. Additionally, investments totalled $29.2 million, primarily in equity securities held in Argentina, to mitigate the impact of high inflation and devaluation. Consolidated working capital was $92.0 million at June 30, 2023.

During Q2, we decreased our total debt by $25 million to $40 million and entered into the Third Amended and Restated Credit Agreement effective May 23, 2023. As a result, our interest expenses associated with long-term debt were decreased by $2.2 million per year.

In addition, the Company’s 52% ownership of McEwen Copper has an implied market value of $285 million, based on the last financing round with Rio Tinto (through Nuton LLC) and Stellantis (one of the world’s leading automakers and owner of 14 iconic brands including such names as Alfa Romeo, Chrysler, Dodge, Fiat, Jeep and Maserati).

The Company also maintains a portfolio of royalties including a 1.25% net smelter royalty at both our Los Azules and Elder Creek properties, together with three other royalties on properties in Nevada and in Santa Cruz, Argentina.

Gold & Silver Production

Production from our three operating mines was 35,625 gold equivalent ounces (GEOs) (3) in Q2 and 66,100 GEOs in H1, compared to 36,218 GEOs in Q2 2022 and 61,200 GEOs in H1 2022. Our consolidated production guidance remains 150,000-170,000 GEOs for 2023. Details on how we plan to achieve guidance are outlined in the section below.

Individual Mine Performance (See Table 1):

Fox Complex: Timmins, Canada

Fox performed well in the quarter and achieved its budgeted production. Mill throughput in Q2 was 31% higher than in Q4 2022, reaching a record 1,250 tonnes per day, an important achievement by our team in Canada, as we aim to consistently maintain higher throughput. Cash costs were slightly higher than our annual guidance due to moving to contractor crushing in early 2023, however we expect AISC to remain in-line with guidance as a result of reduced capital expenditure requirements. Gold grades are expected to be approximately 10-15% higher in H2, which will also bring down our per ounce costs for the second half of the year.

McEwen Mining Inc.	Page 3

Gold Bar: Nevada, USA

Despite the historic difficulties at Gold Bar, we are confident in our team’s plan at the mine to ramp up gold production during H2, which will also result in lower costs and increased profitability. This will be achieved by mining 25% higher grades by prioritizing material from the Pick open pit, which also allows for a 33% lower strip ratio and faster leaching recoveries. Based on these factors we expect Gold Bar to meet production guidance of 42,000 to 48,000 GEOs for the full year. With the anticipated improvements to gold production, we also expect to lower cash costs/oz and AISC/oz in H2, to meet our annual guidance figures.

San José: Santa Cruz, Argentina

San José had a difficult start to 2023 as seen in our Q1 results. The team at San José has been quick to respond by implementing operational changes that resulted in production increasing 54% and cash costs/oz decreasing by 24% in Q2 as compared to Q1. This was achieved through mining and processing more tonnes containing higher average gold and silver grades. As a result, San José’s revised production targets were met in the quarter, and production guidance of 66,000 to 74,000 GEOs(4) for the full year is reiterated. Although San José’s cash costs and AISC per ounce sold for the full year are forecast to remain 10-20% above guidance due to the difficulties encountered in Q1 and the additional investments required to de-risk mine production, the team deserves congratulations for all their efforts in identifying the operational issues and putting in corrective measures.

Exploration

Exploration results from the Fox Complex were published in a separate press release on May 8th and an additional update is planned in early September.

Gold Bar exploration activities are focused on discovering near mine resources. Two drills will be active on the property in H2, with one drill outside the mining area testing the Wall Fault, which is believed to be a primary feeder fault for the mineralization at Gold Bar.

McEwen Copper

Infill and exploration results from Los Azules were published on April 5th, May 5th, July 12th and Aug 1st. The drilling campaign at Los Azules ended mid-June and is expected to resume in October, after the South American winter.

Additional assay results from the recently completed drilling campaign will be published over the next months. All drilling information received after the December 31, 2022 cut-off date for the PEA will be incorporated in our upcoming feasibility study.

We own a 52% interest in McEwen Copper Inc., which holds a 100% interest in the Los Azules copper project in San Juan, Argentina, and the Elder Creek exploration project in Nevada, USA. The last financings completed by McEwen Copper with Stellantis and Rio Tinto (Nuton) gave the company an implied market value of $550 million. This translates to $285 million for McEwen Mining shareholders’ 52% ownership. This value is equal to approximately 67% of the current fully-diluted market capitalization of McEwen Mining.

During Q2, McEwen Copper spent $28.5 million to advance a major drilling campaign involving up to 15 rigs, ongoing road maintenance and improvements, hyperspectral scanning of the entire drill core data, technical studies necessary for the updated PEA, environmental baseline work, project optimization and trade-off studies (including renewable power supplies and mining methods), and metallurgical test work. The Environmental Impact Report for Exploitation was submitted during the quarter to the Argentinian authorities for review, and the team is now working on advancing Los Azules to the Feasibility Study level.

McEwen Mining Inc.	Page 4

At the Elder Creek project operated by Kennecott Exploration Company, a subsidiary of Rio Tinto, six exploration drill holes have been completed with results pending. Kennecott has the option to earn a 60% interest in Elder Creek by investing $18 million over a maximum of seven years.

PEA Highlights

Please refer to our June 20, 2023 news release for summary results of the Los Azules PEA update. The technical report has been filed on SEDAR and on the Company’s website: https://www.mcewenmining.com/investor-relations/reports-and-filings/default.aspx

Base Case Highlights (Nameplate capacity of 175 kt per year of copper cathode production, $3.75/lb Cu price)

•	Updated independent mineral resource estimate, which increased to 10.9 billion (B) lbs. Cu Indicated (0.40% grade) and 26.7 B lbs. Cu Inferred (0.31% grade)

•	Average annual Cu cathode production of 401 million lbs. (182,100 tonnes) during the first 5 years of operation, and 322 million lbs. (145,850 tonnes) over the 27-year life of the mine (LOM)

•	Total Cu recoverable to cathode of 8.68 billion lbs. (3.94 million tonnes), based on the LOM extraction of mineralized material containing approximately 11.90 billion lbs. of total Cu (5.40 million tonnes), and average copper recovery of 72.8%

•	After-tax net present value (NPV8%) of $2.659 billion, internal rate of return (IRR) of 21.2%, and a payback period of 3.2 years

•	Initial capital expenditure of $2.462 billion, and a project capital intensity of $7.66 per lb. Cu ($16,880 per tonne Cu)(5)

•	Average C1(5) cash costs of $1.07 per lb. Cu and all-in sustaining costs(5) of $1.64 per lb. Cu (AISC Margin of 56%)(5)

•	Average EBITDA(6) per year of $1.101 billion (Years 1-5) and $692 million (Years 6-27)

•	Estimated carbon intensity of 826 kg CO2 equivalent per tonne of Cu (CO2-e/t Cu)(7) for Scope 1&2 GHG Emissions, well below the industry average of 1,980 kg CO2-e/t Cu(8). McEwen Copper’s goal at Los Azules is to be carbon neutral by 2038, a target achievable through the use of emerging technologies and offsets

•	Estimated site-wide water consumption of 137 liters per second (L/s) from Years 1 to 10, increasing to 163 L/s from Years 11 to 27. This compares to approximately 600 L/s(9) for a conventional mill producing copper concentrate

•	Upside case with the addition of Nuton™ technologies(10) increases NPV8% to $3.701 billion, IRR to 23.9%, and mine life to 39 years, and reduces payback to 2.7 years.

Management Conference Call

Management will discuss our Q2 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Thursday	Toll Free (US & Canada):	(888) 210-3454
Aug 10th, 2023	Outside US & Canada:	(646) 960-0130
at 11:00 AM EDT	Conference ID Number:	3232920
	Event Registration Link:	https://events.q4inc.com/attendee/300718616

McEwen Mining Inc.	Page 5

An archived replay of the webcast will be available approximately 2 hours following the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Table 1 below provides production and cost results for Q2 and H1, with comparative results from Q2 and H1 2022 and our guidance range for 2023.

	Q2		H1		Full Year 2023
	2022	2023	2022	2023	Guidance Range
Consolidated Production
Gold (oz)	27,600	28,700	48,450	54,600	123,000-139,000
Silver (oz)	704,600	571,210	1,039,500	954,090	2,300,000-2,600,000
GEOs(3)	36,100	35,700	61,200	66,100	150,000-170,000
Gold Bar Mine, Nevada
GEOs	5,100	7,900	11,400	14,400	42,000-48,000
Cash Costs/GEO	1,562	2,113	1,951	1,842	$1,400
AISC/GEO	2,108	2,585	2,377	2,190	$1,680
Fox Complex, Canada
GEOs(1)	11,200	10,400	18,900	23,100	42,000-48,000
Cash Costs/GEO	985	1,237	1,066	1,153	$1,000
AISC/GEO	1,290	1,371	1,460	1,337	$1,320
San José Mine, Argentina (49%)
Gold production (oz)(4)	11,100	10,500	17,550	17,200	39,000-43,000
Silver production (oz)(4)	704,600	569,740	1,039,500	950,960	2,300,000-2,600,000
GEOs	19,600	17,400	30,300	28,600	66,000-74,000
Cash Costs/GEO	$1,144	$1,362	$1,351	$1,537	$1,250
AISC/GEO	$1,468	$1,811	$1,737	$1,980	$1,550

Notes:

1.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and adjusted net income or loss per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP- Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended June 30, 2023, filed on Edgar and SEDAR.
2.	On our balance sheet the Argentine Pesos held by McEwen Copper are converted to US dollars at the official exchange rate (257 ARS/USD on June 30th).
3.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 83:1 for Q2 2023, 84:1 for H1 2023, 83:1 for Q2 2022 and 80:1 for H1 2022. 2023 production guidance is calculated based on 85:1 gold to silver price ratio.
4.	Represents the portion attributable to us from our 49% interest in the San José Mine.
5.	Project capital intensity is defined as Initial Capex ($)/ LOM Avg. Annual Copper Production (lbs. or tonnes). C1 cash costs per pound produced is defined as the cash cost incurred at each processing stage, from mining through to recoverable copper delivered to the market, net of any by-product credits. All-in sustaining costs (AISC) per pound of copper produced adds production royalties, non-recoverable VAT and sustaining capital costs to C1. AISC margin is the ratio of AISC to gross revenue. Capital intensity, C1 cash costs per pound of copper produced, AISC per pound of copper produced, and AISC margin are all non-GAAP financial metrics.
6.	Annual earnings before interest, taxes, depreciation, and amortization (EBITDA). EBITDA is a non-GAAP financial measure.
7.	Kilograms of Carbon Dioxide Equivalent per tonne of Copper Equivalent produced. Carbon Dioxide Equivalent means having the same global warming potential as any another greenhouse gas.
8.	Wood Mackenzie Limited average Scope 1&2 emissions intensity for 394 assets during the period between 2022 and 2040.
9.	2017 NI 43-101 Technical Report on Los Azules Project, Hatch Engineering (Throughput of 120,000 tpd of mineralized material).
10.	McEwen Copper does not currently have a commercial arrangement with Nuton that enables it to deploy their technologies at Los Azules, and there is no guarantee that such an agreement will come to fruition, however McEwen Copper and Nuton intend to work in good faith toward such an arrangement. The results disclosed assume that Nuton™ technologies are implemented without including costs associated with technology licensing or some other commercial cost structure.

McEwen Mining Inc.	Page 6

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023.

Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share

Adjusted net income or loss is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted net income or loss to evaluate our operating performance and ability to generate cash flow from our wholly-owned operations in production; we disclose this metric as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper operations. The most directly comparable measure prepared in accordance with GAAP is net income or loss. Adjusted net income or loss is calculated by adding back McEwen Copper and MSC’s income or loss impacts to our consolidated net income or loss. A reconciliation to net income, the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward -looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

McEwen Mining Inc.	Page 7

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 52% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Rob McEwen, Chairman and Chief Owner, has a personal investment in the company of US$220 million. His annual salary is US$1.

Want News Fast?

Subscribe to our email list by clicking here:
https://www.mcewenmining.com/contact-us/#section=followUs

and receive news as it happens!

WEB SITE	SOCIAL MEDIA
www.mcewenmining.com	McEwen Mining	Facebook:	facebook.com/mcewenmining
		LinkedIn:	linkedin.com/company/mcewen-mining-inc-
CONTACT INFORMATION		Twitter:	twitter.com/mcewenmining
150 King Street West		Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada	McEwen Copper	Facebook:	facebook.com/ mcewencopper
M5H 1J9		LinkedIn:	linkedin.com/company/mcewencopper
		Twitter:	twitter.com/mcewencopper
Relationship with Investors:		Instagram:	instagram.com/mcewencopper
(866)-441-0690 - Toll free line
(647)-258-0395	Rob McEwen	Facebook:	facebook.com/mcewenrob
Mihaela Iancu ext. 320		LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
info@mcewenmining.com		Twitter:	twitter.com/robmcewenmux

McEwen Mining Inc.	Page 8